 Exhibit 10.3

AMENDMENT

TO THE

CONSTRUCTION AND REVOLVING TERM LOAN SUPPLEMENT

THIS AMENDMENT is entered into as of April 23, 2008, between FARM CREDIT SERVICES OF AMERICA, FLCA (“Farm Credit”) and SUPERIOR ETHANOL, L.L.C., Superior, Iowa (the “Company”).

BACKGROUND

Farm Credit and the Company are parties to a Construction and Revolving Term Loan Supplement dated March 15, 2007 (such agreement, as previously amended, is hereinafter referred to as the “Supplement”).  Farm Credit and the Company now desire to amend certain sections of the Supplement.  For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Farm Credit and the Company agree that the following sections of the Supplement are hereby amended to read as follows:

1.

Section 11(F) of the Supplement is hereby added to read as follows:

SECTION 11.

Affirmative Covenants.  In addition to the affirmative covenants contained in the MLA, the Company agrees to:

(F)

Evidence of Equity Investment.  Such evidence as Agent may require that the Company has obtained an equity investment from Green Plains Renewable Energy, Inc., in an amount not less than $61,000,000.00, by no later than May 15, 2008.

2.

Section 13(A) of the Supplement is hereby amended and restated to read as follows:

SECTION 13.

Casualties.

(A)

Right to Elect To Apply Proceeds.  In case of material loss or damage to the Property or to the Improvements by fire, by a taking by condemnation for public use or the action of any governmental authority or agency, or the transfer by private sale in lieu thereof, either temporarily or permanently, or otherwise, if in the sole judgment of Agent there is reasonable doubt as to Company's ability to complete construction of the Improvements on or before June 15, 2008, by reason of such loss or damage or because of delays in making settlements with governmental agencies or authorities or with insurers, Agent may terminate its obligations to make advances hereunder and elect to collect, retain and apply to the Commitment all proceeds of the taking or insurance after deduction of all expense of collection and settlement, including attorneys' and adjusters' fees and charges.  In the event such proceeds are insufficient to pay the Commitment in full, Agent may declare the balance remaining unpaid on the Commitment to be due and payable forthwith and avail itself on any of the remedies afforded thereby as in any case of default.

3.

Except as set forth in this amendment, the Supplement, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF AMERICA, FLCA		SUPERIOR ETHANOL, L.L.C.

By:	/s/ Kathryn J. Frahm	By:	/s/ Jerry L. Peters

Title:	Vice-President - Credit	Title:	Manager

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